Exhibit 3.2

ARTICLE II STOCKHOLDERS

       Section 11. Nominating Committee. The Board shall designate a committee that shall have the power to recommend nominees for election as directors of the Corporation, and the membership of such committee shall consist solely of directors who satisfy the requirements to be considered an “independent director” under the rules of the National Association of Securities Dealers, Inc. In accordance with the Articles of Incorporation, no nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by stockholders are made in writing and delivered to the Secretary of the Corporation at least sixty (60) days prior to the date of the annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days from that of the prior year’s annual meeting, such stockholder nominations must be so delivered not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed. Such stockholder nominations shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, and (iii) such person’s written consent to serve as a director, if elected; and (b) as to the stockholder giving the notice (i) the name and address of such stockholder and (ii) the class and the number of shares of the Corporation which are owned of record by such stockholder. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Corporation, that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee together with the required written consent. Ballots bearing the names of all the persons duly nominated by the nominating committee and by stockholders shall be provided for use at the annual meeting.